Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 26, 2020, with respect to the consolidated financial statements and schedule of Pacific Oak Strategic Opportunity REIT, Inc. and Pacific Oak Strategic Opportunity REIT II, Inc., included in the Proxy Statement of Pacific Oak Strategic Opportunity REIT II, Inc. and Prospectus of Pacific Oak Strategic Opportunity REIT, Inc. that is made a part of Pre-Effective Amendment No. 1 to the Registration Statement (Form S-4 No. 333-239187) for the registration of 28,991,521 shares of Pacific Oak Strategic Opportunity REIT, Inc. common stock.

/s/ Ernst & Young LLP

Irvine, California

July 14, 2020